Registration No. 333-39085


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                       TO
                                    FORM S-3
                                 AMENDMENT NO 1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            INDIANA GAS COMPANY, INC.
             (Exact name of registrant as specified in its charter)

              INDIANA                               35-0793669
 (State or other jurisdiction of           (I.R.S. Employer Identification No.)
  incorporation or organization)
                           1630 North Meridian Street
                           Indianapolis, Indiana 46202
                                 (317) 926-3351
                   (Address, including zip code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)

                        Niel C. Ellerbrook, President and
                             Chief Operating Officer
                            Indiana Gas Company, Inc.
                           1630 North Meridian Street
                           Indianapolis, Indiana 46202
                                 (317) 321-0510
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

          Copy to:
  Catherine L. Bridge, Esquire              J. Michael Parish, Esquire
  Barnes & Thornburg                        Reid & Priest LLP
  1313 Merchants Bank Building              40 West 57th Street
  11 South Meridian Street                  New York, New York  10019
  Indianapolis, Indiana  46204

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
/ X /

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /__/
-----------.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /__/ ___________.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

====================================================================================================================
                                                   CALCULATION OF REGISTRATION FEE

  Type of each class        Amount to be            Proposed              Proposed maximum             Amount
  of securities to be        registered         maximum offering         aggregate offering       registration fee
      registered                               price per share (1)            price (1)
--------------------------------------------------------------------------------------------------------------------
    Debt Securities          $95,000,000              100%                   $95,000,000               $28,788 (2)
====================================================================================================================

(1)  Estimated solely for the purpose of calculating the registration fee.
(2)  Previously filed on October 30, 1997.

              --------------------------------------------------

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[RED HERRING LANGUAGE ALONG LEFT MARGIN]

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED OCTOBER 30, 1997


                                   $95,000,000

                            INDIANA GAS COMPANY, INC.

                                 Debt Securities


                              --------------------

         Indiana Gas Company, Inc. (the "Company") intends from time to time to issue up to $95,000,000 aggregate principal amount of its Debt Securities (the "Debt Securities") consisting of unsecured debentures, notes or other evidences of indebtedness, in one or more series, on terms to be determined at the time or times of sale. For each offering of Debt Securities for which this Prospectus is being delivered, there will be an accompanying Prospectus Supplement (the "Prospectus Supplement") that sets forth the title, aggregate principal amount, maturity, rate or rates and times of payment of interest, any terms for redemption at the option of the Company or the holders, any terms for sinking fund payments, any listing on a national securities exchange and the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities.

         The Debt Securities may be sold directly by the Company or through agents designated from time to time or through underwriters or dealers, which may include Merrill Lynch & Co. or which may be a group of underwriters represented by Merrill Lynch & Co. or other firms. If any agents of the Company or any underwriters are involved in any sale of the Debt Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters, the principal amount, if any, to be purchased by the underwriters and the compensation, if any, of such underwriters or agents will be set forth in the Prospectus Supplement.

                              --------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------



              The date of this Prospectus is __________ ____, 1997.

                              AVAILABLE INFORMATION

         Indiana Gas Company, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such material may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048; and copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a Web site on the internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company. The address of such site is: http://www.sec.gov.

         The Company has filed with the SEC a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement.

                               -------------------


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed with the SEC pursuant to the Exchange Act are incorporated by reference into this Prospectus:

         (a) The Company's Annual Report on Form 10-K for the year ended September 30, 1996.

         (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1996, March 31, 1997 and June 30, 1997.


         (c) The Company's Current Reports on Form 8-K dated October 2, 1996, July 31, 1997, September 15, 1997, October 8, 1997,
                  October 31, 1997 and November 14, 1997.


         All documents filed by the Company pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless specifically incorporated by reference into such documents. Requests for such copies should be directed to Vice President and Treasurer, Indiana Gas Company, Inc., 1630 North Meridian Street, Indianapolis, Indiana 46202-1496, telephone (317) 926-3351.

                               -------------------

         CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE DEBT SECURITIES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE DEBT SECURITIES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                                   THE COMPANY

         The Company is an operating public utility engaged in the business of providing gas utility service in the State of Indiana. The Company was incorporated under the laws of the State of Indiana on July 16, 1945. All of the outstanding shares of Common Stock of the Company are owned by Indiana Energy, Inc., which is a public holding company.

         At September 30, 1997, the Company supplied gas to approximately 477,000 customers in 281 communities in 48 of the 92 counties in the State of Indiana. The Company's service area has a population of approximately 2 million and contains diversified manufacturing and agricultural-related enterprises. The principal industries served include automotive parts and accessories, feed, flour and grain processing, metal castings, aluminum products, gypsum products, electrical equipment, metal specialties and glass. The largest communities served include Muncie, Anderson, Lafayette-West Lafayette, Bloomington, Terre Haute, Marion, New Albany, Columbus, Jeffersonville, New Castle and Richmond. The Company does not provide gas service in Indianapolis although its general office is located in that city.

         The address of the general office of the Company is 1630 North Meridian Street, Indianapolis, Indiana 46202. Its telephone number is 317-926-3351.


                       RATIO OF EARNINGS TO FIXED CHARGES

         The ratio of earnings to fixed charges of the Company for the fiscal years ended September 30, 1996, 1995, 1994, 1993 and 1992 was 4.6; 4.1; 4.1;
3.5; and 3.5, respectively. The ratio of earnings to fixed charges of the Company for the twelve month period ended June 30, 1997 was 4.4. For the purpose of computing the ratio of earnings to fixed charges, (i) earnings consist of net income to which have been added income taxes, investment tax credits and fixed charges and (ii) fixed charges include interest charges, amortization of debt discount and expense, and the estimated interest component of rents.


                                 USE OF PROCEEDS

         The Company may use a portion of the net proceeds from the sale of the Debt Securities offered hereby to refinance certain series of its long-term debt (depending upon interest rates, market prices and other factors). The net proceeds from the sale of Debt Securities not used to refinance such existing indebtedness will be applied to finance, in part, the Company's continuing construction program, for the payment of obligations incurred in connection with such refinancing or such construction expenditures, and for other corporate purposes.

         Capital expenditures for the fiscal year 1997 were approximately $72,000,000 and the Company expects that approximately $68,000,000 will be expended in fiscal year 1998 and approximately $63,000,000 will be expended in fiscal year 1999. In fiscal 1997, 58% of the Company's capital expenditures was provided by funds generated internally (utility income less dividends plus charges to utility income not requiring funds). In fiscal 1996, 70% of capital expenditures was provided by funds generated internally.


                       DESCRIPTION OF THE DEBT SECURITIES

 General

         The Debt Securities will be issued under the Indenture dated as of February 1, 1991, between the Company and First Trust National Association (successor to Bank of America Illinois which in turn is successor to Continental Bank, National Association), as Trustee (the "Trustee"), as supplemented and modified by indentures supplemental thereto (the "Indenture"), a copy of which is filed as an exhibit to the Registration Statement.

         The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular Sections or defined terms of the Indenture are referred to herein or in a Prospectus Supplement, such Sections or defined terms are incorporated herein or therein by reference.

         The Indenture provides that, in addition to the Debt Securities offered hereby, additional debt securities (including both interest bearing and original issue discount securities) may be issued thereunder, without limitation as to the aggregate principal amount. The Indenture does not limit the amount of other debt, secured or unsecured, which may be issued by the Company. The Debt Securities are unsecured and rank equally with the Company's other unsecured indebtedness.

         Unless otherwise indicated in the Prospectus Supplement, the Debt Securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any multiple thereof, will be registered for transfer and exchange, and principal and interest, if any, will be payable at the Corporate Trust Offices of the Trustee in Chicago, Illinois and New York, New York. No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other government charge payable in connection therewith.

         The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the series of Debt Securities ("Offered Securities") in respect of which the same is being delivered: (1) the title of the Offered Securities; (2) any limit on the aggregate principal amount of the Offered Securities; (3) the date or dates on which the principal of the Offered Securities will be payable; (4) the rate or rates at which the Offered Securities will bear interest, if any, and the date or dates from which any such interest will accrue; (5) the Interest Payment Dates on which any such interest on the Offered Securities will be payable and the Regular Record Date for any interest payable on any Offered Securities; (6) the place or places where the principal of (and premium, if any) and interest, if any, on Offered Securities will be payable, any Offered Securities may be surrendered for registration or transfer, and Offered Securities may be surrendered for exchange; (7) the period or periods within which, the price or prices at which, and the terms and conditions upon which, the Offered Securities may be redeemed or purchased, in whole or in part; (8) any mandatory or optional sinking fund or analogous provisions; (9) the denominations in which any Offered Securities will be issuable if other than denominations of $1,000 and any integral multiple thereof; (10) the currency or currencies of payment of principal of (and premium, if any) and interest on the Offered Securities will be payable (if other than U.S. dollars); (11) if the amount of payments of principal of (and premium, if any) or interest on the Offered Securities may be determined with reference to an index, the manner in which such amounts will be determined; (12) if other than the full principal amount thereof, the portion of the principal amount of Offered Securities which will be payable upon declaration of acceleration of Maturity; (13) any additional Events of Default or covenants of the Company pertaining to the Offered Securities; and (14) any other terms of the Offered Securities. Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Offered Securities.

Limitations on Liens

         The Company has agreed that, so long as any of the Debt Securities are outstanding, it will not create or suffer to be created or to exist any mortgage on, pledge of, or other lien on or security interest in ("Lien"), any property of the Company now owned or hereafter acquired, securing any indebtedness for money borrowed ("Debt"), without first offering to the Holder of each Debt Security an undertaking by the Company to make effective provision whereby such Debt Security shall be equally and ratably secured with any and all such indebtedness and with any other indebtedness similarly entitled to be equally and ratably secured (which offer may only be accepted by any Holder in writing delivered to the Company on or prior to the 30th day following the date of the Company's notice) and in accordance with such provisions as are acceptable to the Trustee. However, these restrictions on Liens do not apply to nor prevent the creation or existence of: (i) certain governmental and similar Liens, pledges and deposits described in the Indenture; leases made, or existing on property acquired, in the ordinary course of business (including leases made in sale and lease-back transactions); and zoning restrictions, easements, licenses or restrictions on the use of real property or minor irregularities in the title thereto, which do not, in the opinion of the Company, materially impair the use of such property in the operation of the business of the Company or the value of such property for the purpose of such business; (ii) Liens on any property acquired, constructed or improved by the Company after the date of the Indenture which are created or assumed contemporaneously with, or within 120 days after, such acquisition or completion of such construction or improvement, or within six months thereafter pursuant to a firm commitment for financing arranged with a lender or investor within such 120-day period, to secure or provide for the payment of all or any part of the purchase price of such property or the cost of such construction or improvement incurred after the date of the Indenture, or, in addition to Liens contemplated by clause (iii) below, Liens on any property existing at the time of acquisition thereof, so long as the Liens do not apply to any property theretofore owned by the Company other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed or the improvement is located; (iii) existing Liens on any property or indebtedness of a corporation which is merged with or into or consolidated with the Company;
(iv) Liens in favor of the United States of America, any State, or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price of the cost of constructing or improving the property subject to such Liens, including, without limitation, Liens to secure Debt of the pollution control or industrial revenue bond type;
(v) Liens to secure loans to the Company maturing within 12 months from the creation thereof and made in the ordinary course of business; (vi) Liens on any property (including any natural gas, oil or other mineral property) to secure all or part of the cost of exploration, drilling or development thereof or to secure Debt incurred to provide funds for any such purpose; and (vii) Liens for the sole purpose of extending, renewing or replacing in whole or in part Debt secured by any Lien referred to in clauses (i) through (vi) or this clause
(vii), so long as the principal amount of Debt secured thereby does not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement is limited to all or a part of the property or indebtedness which secured the Lien so extended, renewed or replaced (plus improvements on such property).

Events of Default

         The following constitute Events of Default under the Indenture with respect to Debt Securities of any series: (1) default in the payment of principal of (or premium, if any, on) any Debt Security when due and the continuation of such default for a period of three Business Days thereafter; (2) default in the payment of interest on any Debt Security when due and the continuation thereof for a period of 30 days; (3) default in the payment of any sinking fund payment when due by the terms of the Debt Securities of that series and the continuation of such default for a period of three Business Days thereafter; (4) default in the performance or breach of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of one or more series of Debt Securities other than such series), and the continuation thereof for 60 days after written notice to the Company as provided in the Indenture; (5) default in the payment of principal, premium, if any, or interest on (after any applicable period of grace), or acceleration of, indebtedness evidenced by any other series issued under the Indenture or any other mortgage, indenture or instrument, or other evidence of indebtedness of the Company for borrowed money, in an aggregate amount exceeding $10,000,000, which default is not rescinded or annulled, or indebtedness not discharged, within 90 days after written notice to the Company as provided in the Indenture; (6) certain events of bankruptcy, insolvency or reorganization; and (7) any other Event of Default provided with respect to Debt Securities of a particular series.

         If an Event of Default with respect to the Debt Securities occurs and is continuing, either the Trustee or the Holders of 33% in aggregate principal amount of the outstanding Debt Securities may declare the principal amount of all Debt Securities to be due and payable immediately. At any time after the declaration of acceleration with respect to the Debt Securities has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in principal amount of the outstanding Debt Securities may, under certain circumstances, rescind and annul such acceleration.

         The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in principal amount of the outstanding Debt Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities. The right of a Holder of any Debt Security to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, but each Holder has an absolute right to receive payment of principal, premium, if any, and interest when due and to institute suit for the enforcement of any such payment. The Indenture provides that the Trustee, within 90 days after the occurrence of a default with respect to the Debt Securities, is required to give the Holders of the Debt Securities notice of such default, unless cured or waived; provided that, except in the case of default in the payment of principal or of interest on any Debt Security, the Trustee may withhold such notice if it determines it is in the interest of such Holders to do so and the Trustee must withhold such notice for 45 days in the event of a default described in clause 4 of the second preceding paragraph.

         The Company is required to furnish annually to the Trustee a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

         Other than the restrictions on the Issuance of additional secured Debt described above, there are no provisions of the Indenture which afford Holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company. However, such a transaction would require regulatory approval and management of the Company believes that such approval would be unlikely in a highly leveraged context.

Consolidation, Merger, Sale or Conveyance

         The Indenture provides that the Company may, without the consent of the holders of the Debt Securities, consolidate with, or convey, transfer or lease its property and assets substantially as an entity to another corporation, only if in any such case (i) if the Company is not the continuing corporation, the successor corporation shall assume by a supplemental indenture the Company's obligations under the Indenture and (ii) immediately after giving effect to such transaction, no Event of Default, and no event which after notice or lapse of time would become an Event of Default, shall have occurred and be continuing.

Modification of the Indenture

         The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in principal amount (calculated as provided in the Indenture) of the Outstanding Securities, if all series of Outstanding Securities are affected, or the Holders of a majority in aggregate principal amount of each series affected by such modification, in case one or more, but less than all, of the series of Outstanding Securities are affected, to modify the Indenture or any supplemental indenture or the rights of the Holders of the Debt Securities of any series; provided that no such modification shall, without the consent of the Holders of each Debt Security affected thereby, change the maturity of any Debt Security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable upon redemption of any Debt Security, or reduce the overdue rate thereof or change the currency of payment of principal or interest on any Debt Security or reduce the above stated percentage in principal amount of Outstanding Securities the consent of the Holders of which is required for modification or amendment of the Indenture or for waiver of certain defaults, or change any obligation of the Company to maintain an office or agency in each Place of Payment.

         The Indenture also permits the Company and the Trustee to amend the Indenture in certain circumstances without the consent of the Holders of any Debt Securities to evidence the merger of the Company or the replacement of the Trustee and for certain other purposes.

                                     EXPERTS

         The audited financial statements and schedules incorporated by reference into this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports included or incorporated by reference herein, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

         The statements as to matters of law and legal conclusions under the caption "Description of the Debt Securities" have been reviewed by Barnes & Thornburg, counsel for the Company, and are made on the authority of said firm.


                                 LEGAL OPINIONS

         The validity of the Debt Securities will be passed upon for the Company by Barnes & Thornburg, 1313 Merchants Bank Building, 11 South Meridian Street, Indianapolis, Indiana 46204, counsel for the Company, and for the Underwriters by Reid & Priest LLP, 40 West 57th Street, New York, New York 10019, which will rely on Barnes & Thornburg as to matters of Indiana law.


                              PLAN OF DISTRIBUTION

         The Company may sell the Debt Securities to or through underwriters, and also may sell the Debt Securities directly to other purchasers or through dealers or agents. Such underwriters may include Merrill Lynch & Co. and/or a group of underwriters represented by firms including Merrill Lynch & Co. Merrill Lynch & Co. may also act as agent.

         The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         In connection with the sale of the Debt Securities, underwriters may receive compensation from the Company or from purchasers of the Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of the Debt Securities by them may be deemed to be underwriting discounts and commissions under the Act. Any such underwriter, dealer or agent will be identified, and any such compensation received from the Company will be described, in a Prospectus Supplement.

         Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of the Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act, or to contribution from the Company with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

         If so indicated in a Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase the Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

         In connection with the offering of the Debt Securities, underwriters may purchase and sell the Debt Securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover short positions credited by the underwriters in connection with the offering. The underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by the underwriters if such Debt Securities are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Debt Securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time.

[LEFT COLUMN]

         No person has been authorized to give any information or to make any representations other than those contained in this Prospectus Supplement or the Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus Supplement and the Prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this Prospectus Supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus Supplement or the Prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein or therein is correct as of any time subsequent to the date of such information.












                                TABLE OF CONTENTS
                                   Prospectus
                                                                           Page

Available Information.........................................................2
Incorporation of Certain Documents
  by Reference ...............................................................2
The Company ..................................................................3
Ratio of Earnings to Fixed Charges ...........................................3
Use of Proceeds ..............................................................3
Description of the Debt Securities ...........................................3
Experts ......................................................................7
Legal Opinions ...............................................................7
Plan of Distribution .........................................................7

[RIGHT COLUMN]

                                  $95,000,000

                           INDIANA GAS COMPANY, INC.





                                      LOGO






                                 -------------

                                  PROSPECTUS

                                 -------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The  following  table  sets  forth  the  expenses  to  be  incurred  in
connection  with  the  issuance  and   distribution  of  the  securities   being
registered. All amounts shown are estimates, except the registration fee.

       Securities and Exchange Commission
           registration fee ....................................... $  28,788
       Fees and expenses of accountants ...........................    25,000
       Fees and expenses of counsel................................    75,000
       Blue Sky and legal investment
           fees and expenses.......................................    15,000
       Fees and expenses of Trustee................................    15,000
       Printing expenses...........................................    20,000
       Printing and engraving of Securities........................    23,000
       Rating agency fees..........................................    20,000
       Miscellaneous...............................................    15,212
                                                                     --------
           Total................................................... $ 237,000
                                                                     ========

Item 15.  Indemnification of Directors and Officers.

           The following discussion of the indemnification provisions of the Indiana Business Corporation Law (Indiana Code ss. 23-1-37) (the "BCL"), which applies to the Company, is a summary, is not meant to be complete, and is qualified in its entirety by reference to the BCL.

           The BCL authorizes a corporation to indemnify its directors, officers, employees and agents against expenses in certain proceedings provided such person (i) acted in good faith, (ii) reasonably believed if acting in an official capacity, that his conduct was in the best interest of the corporation, or in all other cases, that his conduct was at least not opposed to the corporation's best interest, and (iii) in the case of criminal proceedings the individual had reasonable cause to believe that his conduct was lawful, or had no reasonable cause to believe that his conduct was unlawful. The BCL provides further that a corporation shall indemnify its directors, officers, employees, and agents who are wholly successful, on the merits or otherwise, against expenses in the defense of such proceedings. The BCL provides, however, that this indemnification should not be deemed exclusive of any other indemnification rights provided by the Articles of Incorporation, By-Laws, resolution or other authorizations adopted by a majority vote of the voting shares then issued and outstanding.

           Under the same statute, an Indiana corporation may purchase and maintain insurance on behalf of any person who is or was a director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the BCL.

           Section 8.08, Clause (b) of Article 8 of the Amended and Restated Articles of Incorporation, as amended, of the Company provides as follows:

           Clause (b). Indemnification of Corporate Persons and Related Matters. The following provisions apply to the indemnification by the Corporation of directors, members of any committees of the Board of Directors, officers, employees and agents of the Corporation (collectively "Corporate Persons") and matters related thereto:

                  (i) Indemnification Standards. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative, formal or informal (an "Action"), by reason of the fact that he is or was a Corporate Person of the Corporation or is or was serving at the request of the Corporation as a Corporate Person, partner, trustee or member or in another authorized capacity (collectively, an "Authorized Capacity") of or for another Legal Entity, whether or not organized or formed for profit (collectively, "Another Entity"), against expenses (including attorneys' fees) ("Expenses") and judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such Action, if such person (1) acted in good faith,
         (2) acted in a manner he reasonably believed (A) with respect to actions as a Corporate Person of the Corporation, to be in the best interests of the Corporation, or (B) with respect to actions in an Authorized Capacity of or for Another Entity, was not opposed to the best interests of the Corporation, and (3) with respect to any criminal Action, either (A) had reasonable cause to believe his conduct was lawful, or (B) had no reasonable cause to believe his conduct was unlawful. The termination of any Action by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, be determinative that the person did not meet the standards for indemnification set forth in this Clause (b)(i) (the "Indemnification Standards").

                  (ii) Indemnification in Successfully Defended Actions. To the extent that a person who is or was a Corporate Person of the Corporation, or is or was serving at the request of the Corporation in an Authorized Capacity of or for Another Entity, has been successful on the merits or otherwise in the defense of any Action referred to in Clause (b)(i) above, or in the defense of any claim, issue or matter in any such Action, the Corporation shall indemnify him against Expenses actually and reasonably incurred by him in connection therewith.

                  (iii) Indemnification Procedure. Unless ordered by a court, any indemnification of any person under Clause (b)(i) above shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of such person is proper in the circumstances because he met the Indemnification Standards. Such determination shall be made (1) by the Board, by a majority vote of a quorum consisting of Directors who are not at the time parties to the Action involved ("Parties"); or (2) if a quorum cannot be obtained under Subparagraph (1), by a majority vote of a Committee duly designated by the Board (in which designation Directors who are Parties may participate), consisting solely of two or more Directors who are not at the time Parties; or (3) by written opinion of independent legal counsel (A) selected by the Board or Committee in the manner prescribed in Subparagraphs (1) or (2), respectively, or (B) if a quorum cannot be obtained and a Committee cannot be designated under Subparagraphs (1) and (2), respectively, selected by a majority of the full Board, in which selection Directors who are Parties may participate; or (4) by the Shareholders who are not at the time Parties, voting together as a single class.

                  (iv) Advances for Expenses. Expenses reasonably incurred in defending an Action by any person who may be entitled to indemnification under Clause (b)(i) above may be paid by the Corporation in advance of the final disposition of such Action if (1) such person furnishes the Corporation with (A) a written affirmation of his good faith belief that he has met, and (B) a written undertaking, executed personally or on his behalf, to repay the advance (an "Undertaking") if it is ultimately determined that he did not meet, the Indemnification Standards; and (2) a determination is made, under the procedure set forth in Clause (b)(iii) above, that the facts then known to those making the determination would not preclude indemnification under Clause (b)(i) above. An Undertaking must be an unlimited general obligation of the person making it, but need not be secured and may be accepted by the Corporation without further reference to such person's financial ability to make repayment.

                  (v) Rights Not Exclusive. The indemnification provided in these Articles (1) shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under (A) any law, (B) the By-Laws, (C) any resolution of the Board or of the Shareholders, (D) any other authorization, whenever adopted, after notice, by a majority vote of all Shares entitled to vote on General Voting Matters, or (E) the articles of incorporation, code of by-laws or other governing documents or any resolution of or other authorization by the directors, shareholders, partners, trustees, members, owners or governing body, of Another Entity; (2) shall inure to the benefit of the heirs, executors and administrators of such person; and (3) shall continue as to any such person who has ceased to be a Corporate Person of the Corporation or to be serving in an Authorized Capacity for Another Entity.

               (vi) Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a Corporate Person of the Corporation, or is or was serving at the request of the Corporation in an Authorized Capacity of or for Another Entity, against any liability asserted against and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Clause (b).

              (vii)  Definition of Corporation.  For the purposes of this Clause
           (b), references to "the Corporation" include any constituent corporation absorbed in a consolidation or merger (a "Constituent") as well as the resulting or surviving corporation (the "Survivor"), such that any person who is or was a Corporate Person of such a Constituent, or is or was serving at the request of such Constituent in an Authorized Capacity of or for Another Entity, shall stand in the same position under the provisions of this Clause (b) with respect to the Survivor as he would if he had served the Survivor, or at his request, in the same capacity.

           The Company maintains directors' and officers' liability insurance with an annual aggregate limit of $35,000,000 for the current policy period, subject to a $200,000 deductible at the corporate level, for each wrongful act where corporate reimbursement is available to any director or officer. When corporate reimbursement is not available as prescribed by applicable common law, statutory law or the Company's governing documents, the insurer will reimburse the directors and officers with no deductible with respect to losses sustained by them for specified wrongful acts while acting in their capacities, individually or collectively, as such directors or officers.

Item 16.  List of Exhibits.

           The exhibits required by this item are listed on page E-1.

Item 17.  Undertakings.

           (a) The undersigned registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on November 13, 1997.



                            INDIANA GAS COMPANY, INC.




                                          By: /s/ Lawrence A. Ferger*
                                             -----------------------------------
                                                   Lawrence A. Ferger, Chairman,
                                                    and Chief Executive Officer




         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                          Title                     Date


(1)  Principal Executive Officer



/s/ Lawrence A. Ferger*
--------------------------------   Chairman and              November 13, 1997
Lawrence A. Ferger                 Chief Executive Officer


(2)  Principal Financial Officer


/s/ Niel C. Ellerbrook
--------------------------------  President                  November 13, 1997
Niel C. Ellerbrook


(3)  Principal Accounting Officer


/s/ Jerome A. Benkert, Jr.*
--------------------------------   Vice President and        November 13, 1997
Jerome A. Benkert, Jr.             Controller

(4)  A Majority of the Board of Directors



/s/ Paul T. Baker*
----------------------------                Director  )
Paul T. Baker                                         )
                                                      )
                                                      )
/s/ Niel C. Ellerbrook                                )
----------------------------                Director  )
Niel C. Ellerbrook                                    )
                                                      )
                                                      )
/s/ Loren K. Evans*                                   )
----------------------------                Director  )
Loren K. Evans                                        )
                                                      )
                                                      )
/s/ Lawrence A. Ferger*                               )    November 13, 1997
----------------------------                Director  )
Lawrence A. Ferger                                    )
                                                      )
                                                      )
/s/ Otto N. Frenzel III*                              )
----------------------------                Director  )
Otto N. Frenzel III                                   )
                                                      )
                                                      )
/s/ John E. Worthen*                                  )
----------------------------                Director  )
John E. Worthen                                       )





*By:  /s/ Niel C. Ellerbrook
     --------------------------
     Niel C. Ellerbrook, Attorney-in-Fact

                                  EXHIBIT INDEX



Exhibit 1       Proposed Form of Distribution Agreement between Indiana Gas
                Company, Inc. and the Agents                                  *

Exhibit 4       Indenture  dated as of February 1, 1991 between Indiana Gas
                Company,   Inc.  and  First  Trust   National   Association
                (successor to Bank of America Illinois which in turn is successor to Continental Bank, National Association), as Trustee (incorporated by reference to Exhibit 4(a) to
                Indiana Gas Company, Inc.'s Current Report on Form 8-K dated February 1, 1991, and filed February 15, 1991); First Supplemental Indenture thereto dated as of February 15, 1991 (incorporated by reference to Exhibit 4(b) to Indiana
                Gas Company, Inc.'s Current Report on Form 8-K dated February 1, 1991 and filed February 15, 1991); Second Supplemental Indenture thereto dated as of September 15, 1991 (incorporated by reference to Exhibit 4(b) to Indiana
                Gas Company, Inc.'s Current Report on Form 8-K dated September 15, 1991 and filed September 25, 1991); Third Supplemental Indenture thereto dated as of September 15, 1991 (incorporated by reference to Exhibit 4(c) to Indiana
                Gas Company, Inc.'s Current Report on Form 8-K dated September 15, 1991 and filed September 25, 1991); Fourth Supplemental Indenture thereto dated as of December 2, 1992, (incorporated by reference to Exhibit 4(b) to Indiana
                Gas Company, Inc.'s Current Report on Form 8-K dated December 1, 1992 and filed December 8, 1992); and Officers' Certificate pursuant to Section 301 of the Indenture dated as of April 5, 1995, (incorporated by reference to Exhibit 4(a) to Indiana Gas Company, Inc.'s Current Report on Form
                8-K dated and filed April 5, 1995).                           *

Exhibit 5       Opinion of Barnes & Thornburg  with respect to the legality
                of the securities registered hereunder.                       *

Exhibit 12      Statement re computation of ratios                            *

Exhibit 23(a)   Consent of Arthur Andersen LLP                                *

Exhibit 23(b)   Consent  of Barnes &  Thornburg  (included  in  opinion  of
                counsel filed as Exhibit 5).                                  *

Exhibit 24      Powers of Attorney                                            *

Exhibit 25      Form T-1 Statement of Eligibility of Trustee                  *
-------------------
*  Previously filed as an Exhibit to this Registration Statement.






                                                        E-1